HNI Corporation 408 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

EXHIBIT 99.1

                                 News Release
           For Information Contact:
                Matthew D. McGough, Vice President, Corporate Finance (563) 272-7563
                Kurt A. Tjaden, Senior Vice President and Chief Financial Officer (563) 272-7400

HNI CORPORATION REPORTS
DOUBLE DIGIT EARNINGS GROWTH
FOR THIRD QUARTER FISCAL YEAR 2015

Third Quarter Highlights
•	Non-GAAP net income per share increased 15% to $0.93; GAAP net income per share $0.90
•	Non-GAAP gross profit increased 160 basis points; GAAP gross profit increased 180 basis points
•	Sales increased $1.2 million or 0.2%

MUSCATINE, Iowa (October 21, 2015) – HNI Corporation (NYSE: HNI) today announced sales for the third quarter ended October 3, 2015, of $615.9 million and net income of $40.8 million, or $0.90 per diluted share.  Non-GAAP net income per diluted share improved 14.8 percent from the prior year quarter to $0.93, which excludes restructuring and transition costs.

Third Quarter Summary Comments
"We delivered double digit earnings growth for the third quarter.  We are competing well in our markets despite a softening economy which led to modest declines in office furniture and organic hearth sales.  We are taking calculated actions to reset our cost structure for a range of slowing economic scenarios," said Stan Askren, HNI Corporation Chairman, President and Chief Executive Officer.

Third Quarter – Financial Performance (Dollars in millions, except per share data)
	Three Months Ended
	10/3/2015	9/27/2014	Change
GAAP
Net Sales	$615.9	$614.7	0.2%
Gross Profit %	37.6%	35.8%	180 bps
SG&A %	27.7%	27.0%	70 bps
(Gain) loss on sale of assets %	0.0%	0.0%	0 bps
Restructuring charges %	0.0%	0.2%	-20 bps
Operating Income	$61.1	$52.7	15.9%
Operating Income %	9.9%	8.6%	130 bps
Net Income %	6.6%	5.5%	110 bps
EPS – diluted	$0.90	$0.74	21.6%

Non-GAAP
Gross Profit %	38.0%	36.4%	160 bps
Operating Income	$63.4	$57.6	9.9%
Operating Income %	10.3%	9.4%	90 bps
EPS – diluted	$0.93	$0.81	14.8%

Third Quarter Summary Comments
•
Consolidated net sales increased $1.2 million or 0.2 percent to $615.9 million.  Compared to prior year quarter, the Vermont Castings Group acquisition increased sales $18.7 million.  On an organic basis, sales decreased 2.8 percent.

•
Non-GAAP gross margin increased 160 basis points compared to prior year driven by strong operational performance, favorable material costs and better price realization, partially offset by lower volume and unfavorable product mix.

•
Selling and administrative expenses, as a percentage of sales, increased 70 basis points due to higher freight costs, strategic investments and acquisition impact, partially offset by cost management actions.

•
The Corporation recorded $2.3 million of restructuring and transition expenses in the current quarter in connection with previously announced closures, acquisition integration and structural realignment.  Third quarter 2014 included $4.9 million of restructuring and transition costs associated with facility closures.

Office Furniture – Financial Performance (Dollars in millions)
	Three Months Ended
	10/3/2015	9/27/2014	Change
GAAP
Net Sales	$476.0	$488.6	(2.6%)
Operating Profit	$48.4	$42.8	13.2%
Operating Profit %	10.2%	8.7%	150 bps

Non-GAAP
Operating Profit	$49.0	$47.6	2.9%
Operating Profit %	10.3%	9.8%	50 bps

•	Third quarter sales decreased $12.6 million or 2.6 percent to $476.0 million. Sales for the quarter decreased in both our supplies-driven and contract channels.
•
Third quarter non-GAAP operating profit increased $1.4 million or 2.9 percent.  Strong operational performance, cost management actions and better price realization were partially offset by lower volume, higher freight costs and unfavorable product mix.

Hearth Products – Financial Performance (Dollars in millions)
	Three Months Ended
	10/3/2015	9/27/2014	Change
GAAP
Net Sales	$139.9	$126.1	11.0%
Operating Profit	$23.5	$23.8	(1.2%)
Operating Profit %	16.8%	18.9%	-210 bps

Non-GAAP
Operating Profit	$25.1	$23.8	5.6%
Operating Profit %	17.9%	18.9%	-100 bps

•
Third quarter sales increased $13.8 million or 11.0 percent to $139.9 million.  Compared to prior year quarter, the Vermont Castings Group acquisition increased sales by $18.7 million.  On an organic basis, sales decreased 3.9 percent for the quarter driven by a 24 percent decline in biomass products partially offset by growth in the new construction channel.

•	For the quarter, non-GAAP operating profit increased $1.3 million or 5.6 percent due to cost management actions, better price realization and favorable material costs.

Outlook
"I am pleased with our profit performance and believe we are competing well in our markets.  We will continue to adjust our cost structure while investing for long-term profitable growth.  I remain confident in our ability to create long-term shareholder value," said Mr. Askren.

The Corporation estimates sales to be down 4 to 8 percent in the fourth quarter over the same period in the prior year.  Non-GAAP earnings per share are anticipated to be in the range of $2.55 to $2.60 for the full year, which includes the Vermont Castings Group acquisition results and excludes restructuring and transition costs.

Conference Call
HNI Corporation will host a conference call on Thursday, October 22, 2015 at 10:00 a.m. (Central) to discuss third quarter fiscal year 2015 results.  To participate, call 1-877-512-9166 – conference ID number 46783871.  A live webcast of the call will be available on HNI Corporation's website at http://www.hnicorp.com (under Investor Information – Webcasts).  A replay of the webcast will be made available at the website address above.  An audio replay of the call will be available until Thursday, October 29, 2015, 10:30 p.m. (Central) by dialing 1-855-859-2056 or 1-404-537-3406 – Conference ID number 46783871.

About HNI Corporation

HNI Corporation is a NYSE traded company (ticker symbol:  HNI) providing products and solutions for the home and workplace environments.  HNI Corporation is a leading global office furniture manufacturer and is the nation's leading manufacturer of hearth products.  The Corporation's strong brands have leading positions in their markets.  More information can be found on the Corporation's website at www.hnicorp.com.

Forward-looking Statements

This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives and financial performance, expectations for future sales growth and earnings per diluted share (GAAP and non-GAAP) for the fourth quarter and full year fiscal 2015.  Forward-looking statements can be identified by words including "expect," "believe," "anticipate," "estimate," "may," "will," "would," "could," "confident" or other similar words, phrases or expressions.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation's actual future results and performance to differ materially from expected results.  These risks include but are not limited to:  general economic conditions in the United States and internationally; unfavorable changes in the United States housing market; industry and competitive conditions; a decline in corporate spending on office furniture; changes in raw material, component or commodity pricing; future acquisitions, divestitures or investments; the cost of energy; changing legal, regulatory, environmental and healthcare conditions; the Corporation's ability to successfully complete its business software system implementation; the Corporation's ability to implement price increases; changes in the sales mix of products; and force majeure events outside the Corporation's control.   A description of these risks and additional risks can be found in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.  The Corporation undertakes no obligation to update, amend or clarify forward-looking statements.

###

HNI CORPORATION
Unaudited Condensed Consolidated Statement of Operations
	Three Months Ended		Nine Months Ended
(Dollars in thousands, except per share data)	10/3/2015	9/27/2014	10/3/2015	9/27/2014
Net sales	$615,850	$614,690	$1,707,553	$1,576,034
Cost of products sold	384,219	394,758	1,085,298	1,019,797
Gross profit	231,631	219,932	622,255	556,237
Selling and administrative expenses	170,365	166,201	506,336	466,693
(Gain) loss on sale of assets	6	15	18	(9,725)
Restructuring charges	172	987	(12)	11,241
Operating income	61,088	52,729	115,913	88,028
Interest income	110	110	318	326
Interest expense	1,733	1,971	5,689	6,360
Income before income taxes	59,465	50,868	110,542	81,994
Income taxes	18,619	17,372	37,367	27,817
Net income	40,846	33,496	73,175	54,177
Less: Net (loss) attributable to the noncontrolling interest	(2)	(92)	(30)	(212)
Net income attributable to HNI Corporation	$40,848	$33,588	$73,205	$54,389
Net income attributable to HNI Corporation common shareholders – basic	$0.92	$0.75	$1.65	$1.21
Average number of common shares outstanding – basic	44,263,027	44,689,819	44,327,608	44,916,038
Net income attributable to HNI Corporation common shareholders – diluted	$0.90	$0.74	$1.61	$1.19
Average number of common shares outstanding – diluted	45,402,537	45,611,099	45,516,521	45,758,502

Unaudited Condensed Consolidated Balance Sheet
Assets			Liabilities and Shareholders' Equity
(Dollars in thousands)	As of			As of
	10/3/2015	1/3/2015		10/3/2015	1/3/2015
Cash and cash equivalents	$24,616	$34,144	Accounts payable and
Short-term investments	6,352	3,052	accrued expenses	$419,744	$453,753
Receivables	280,091	240,053	Note payable and current
Inventories	145,196	121,791	maturities of long-term debt1	257,244	160
Deferred income taxes	14,964	17,310	Current maturities of other
Prepaid expenses and			long-term obligations	13,364	3,419
other current assets	29,751	39,210
Current assets	500,970	455,560	Current liabilities	690,352	457,332

Property and equipment – net	333,912	311,008	Long-term debt1	-	197,736
Goodwill	280,612	279,310	Other long-term liabilities	80,551	80,354
Other assets	206,939	193,456	Deferred income taxes	95,721	89,411

			Parent Company shareholders'
			equity	455,464	414,587
			Noncontrolling interest	345	(86)
			Shareholders' equity	455,809	414,501
			Total liabilities and
Total assets	$1,322,433	$1,239,334	shareholders' equity	$1,322,433	$1,239,334
1All debt classified as current as of 10/3/2015 due to timing of maturity

Unaudited Condensed Consolidated Statement of Cash Flows
	Nine Months Ended
(Dollars in thousands)	10/3/2015	9/27/2014
Net cash flows from (to) operating activities	$58,402	$74,807
Net cash flows from (to) investing activities:
Capital expenditures	(81,573)	(81,748)
Other	672	17,596
Net cash flows from (to) financing activities	12,971	(46,007)
Net increase (decrease) in cash and cash equivalents	(9,528)	(35,352)
Cash and cash equivalents at beginning of period	34,144	65,030
Cash and cash equivalents at end of period	$24,616	$29,678

Business Segment Data
	Three Months Ended		Nine Months Ended
(Dollars in thousands)	10/3/2015	9/27/2014	10/3/2015	9/27/2014
Net sales:
Office furniture	$475,960	$488,612	$1,334,013	$1,270,404
Hearth products	139,890	126,078	373,540	305,630
	$615,850	$614,690	$1,707,553	$1,576,034

Operating profit:
Office furniture	$48,389	$42,753	$108,332	$77,488
Hearth products	23,498	23,785	47,161	43,974
Total operating profit	71,887	66,538	155,493	121,462
Unallocated corporate expense	(12,422)	(15,670)	(44,951)	(39,468)
Income before income taxes	$59,465	$50,868	$110,542	$81,994

Depreciation and amortization expense:
Office furniture	$10,644	$12,427	$31,284	$34,398
Hearth products	2,166	1,121	6,171	3,455
General corporate	1,694	1,264	4,844	3,911
	$14,504	$14,812	$42,299	$41,764

Capital expenditures (including capitalized software):
Office furniture	$19,590	$13,542	$45,989	$43,378
Hearth products	2,798	1,691	7,195	4,389
General corporate	9,303	15,394	28,389	33,981
	$31,691	$30,627	$81,573	$81,748

			As of 10/3/2015	As of 1/3/2015
Identifiable assets:
Office furniture			$769,641	$724,293
Hearth products			374,716	341,315
General corporate			178,076	173,726
			$1,322,433	$1,239,334

###

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures.  A "non-GAAP financial measure" is a numerical measure of a company's financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company.  We have provided a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within this earnings release are:  gross profit, operating income, operating profit, net income per diluted share (i.e., EPS), excluding restructuring charges and transition costs.  Non-GAAP EPS is calculated using the Corporation's overall effective tax rate for the period.  We present these measures because management uses this information to monitor and evaluate financial results and trends.  Management believes this information is also useful for investors.  This earnings release also contains a forward-looking estimate of non-GAAP earnings per diluted share for the fourth quarter and full fiscal year 2015.  We provide such non-GAAP measures to investors on a prospective basis for the same reasons we provide them to investors on a historical basis.  We are unable to provide a reconciliation of our forward-looking estimate of non-GAAP earnings per diluted share to a forward-looking estimate of GAAP earnings per diluted share because certain information needed to make a reasonable forward-looking estimate of GAAP earnings per diluted share for the fourth quarter and full fiscal year is difficult to predict and estimate and is often dependent on future events which may be uncertain or outside of our control.  These may include unanticipated charges related to asset impairments (fixed assets, intangibles or goodwill), unanticipated acquisition related costs and other unanticipated non-recurring items not reflective of ongoing operations.

HNI Corporation Reconciliation (Dollars in millions, except per share data)
	Three Months Ended 10/3/2015			Three Months Ended 9/27/2014
	Gross Profit	Operating Income	EPS	Gross Profit	Operating Income	EPS
As Reported (GAAP)	$231.6	$61.1	$0.90	$219.9	$52.7	$0.74
% of net sales	37.6%	9.9%		35.8%	8.6%

Restructuring & Impairment charges	$0.8	$1.0	$0.01	$2.4	$3.4	$0.05
Transition costs	$1.3	$1.3	$0.02	$1.5	$1.5	$0.02

Results (non-GAAP)	$233.7	$63.4	$0.93	$223.8	$57.6	$0.81
% of net sales	38.0%	10.3%		36.4%	9.4%

Office Furniture Reconciliation (Dollars in millions)
	Three Months Ended		Percent Change
	10/3/2015	9/27/2014
Operating profit as reported (GAAP)	$48.4	$42.8	13.2%
% of Net Sales	10.2%	8.7%

Restructuring & Impairment charges	$0.0	$3.4
Transition Costs	$0.6	$1.5

Operating profit (non-GAAP)	$49.0	$47.6	2.9%
% of Net Sales	10.3%	9.8%

Hearth Reconciliation (Dollars in millions)
	Three Months Ended		Percent Change
	10/3/2015	9/27/2014
Operating profit as reported (GAAP)	$23.5	$23.8	(1.2%)
% of Net Sales	16.8%	18.9%

Restructuring charges	$0.9	-
Transition Costs	$0.7	-

Operating profit (non-GAAP)	$25.1	$23.8	5.6%
% of Net Sales	17.9%	18.9%